Vertiv Announces Response to SEC Guidance Issued on April 12, 2021 Applicable to Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)

COLUMBUS, Ohio April 22, 2021 – (BUSINESS WIRE) – Vertiv Holdings Co (NYSE: VRT) today announced in a Current Report on Form 8-K, that as a result of recent guidance provided by the SEC on April 12, 2021 (see Link1) for all SPAC-related companies regarding the accounting and reporting for their warrants (the “SEC Statement”), it will restate its previously issued 2020 consolidated financial statements.

The restatement pertains to the accounting treatment for public and private placement warrants (“warrants”) that were outstanding at the time of the merger with GS Acquisitions Holding Corp on February 7, 2020. Consistent with market practice among SPACs, we had been accounting for the warrants as equity under a fixed accounting model. However, consistent with the recent SEC Statement, we intend to restate historical financial statements such that the warrants are accounted for as liabilities and marked-to-market each reporting period (the “restatement”). In general, under the mark-to-market accounting model, as our stock price increases, the warrant liability increases, and we recognize additional expense in our income statement – with the opposite when our stock price declines.

We do not anticipate the restatement to impact our previously communicated non-GAAP operating metrics for 2020 or 2021, including adjusted operating profit, adjusted operating margin, adjusted earnings per share and free cash flow.

As a result of the restatement and the increase in our stock price over the applicable period, we expect to recognize incremental 2020 non-operating expense between $140 million to $160 million. There will be no impact to our previously reported net cash flow. We anticipate that the first quarter 2021 non-operating expense will be between $10 million and $15 million.

The following provides additional detail regarding how we currently anticipate the restatement will impact our various financial statements:

•Opening Balance Sheet Impact: As of the date of our business combination (February 7, 2020) (the “Business Combination”), the fair value of the public and private placement warrants will be reflected as warrant liabilities in our balance sheet with a corresponding offset in Additional paid-in-capital within equity.

•Income Statement Impacts: Subsequent to the close of the Business Combination, any change in the fair value of the public and private warrants is recognized in our income statement below operating profit as “Change in fair value of warrant liabilities” with a corresponding amount recognized in our balance sheet. (in our case, this is recognized as warrant liabilities below current liabilities in our balance sheet).

1 https://www.sec.gov/news/public-statement/accounting-reporting-warrants-issued-spacs?utm_medium=email&utm_source=govdelivery

•Balance Sheet Impacts: As is noted above, the change in the balance of the warrant liabilities on our balance sheet is impacted by the fair value changes of the warrants. When warrants are exercised, the fair value of the liability is reclassified to Additional paid-in capital within equity. The cash received for the exercise of warrants is reflected in cash and cash equivalents, and the corresponding offset is also in Additional paid-in-capital in equity.

•Cash Flow Impacts: The impact of the changes in fair value of the warrants has no impact on net cash provided by (used for) operating activities. The cash received for the exercise of warrants is reflected in cash flows from financing activities.

•Statement of Equity Impacts: The impact to Additional paid-in-capital as of the opening balance sheet is highlighted above. Subsequent exercises of the warrants result in an reduction of our warrant liabilities with a corresponding increase to Additional paid-in-capital.

These estimates are subject to change as management completes the restatement, and our independent registered public accounting firm has not audited or reviewed these estimates. As a result, the expected financial impact described above is preliminary and subject to change.

Finally, as of today, we have approximately 10.5 million private placement warrants outstanding, which represents approximately one-third of the warrants originally issued, as all public warrants have since been exercised or redeemed.

About Vertiv Holdings Co

Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to ensure its customers’ vital applications run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Columbus, Ohio, USA, Vertiv employs approximately 20,000 people and does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Forward-Looking Statements

This release contains a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding Vertiv’s interest expense. This statement is only a prediction. Actual events or results may differ materially from those in the forward-looking statement set forth herein. Readers are referred to Vertiv’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning Vertiv and its operations. Vertiv is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Category: Financial News

For investor inquiries, please contact:
Lynne Maxeiner
Vice President, Global Treasury & Investor Relations
Vertiv
T +1 614-841-6776
E: Lynne.Maxeiner@vertiv.com

For media inquiries, please contact:
Sara Steindorf
FleishmanHillard for Vertiv
T +1 314-982-1725
E: Sara.Steindorf@fleishman.com

Source: Vertiv Holdings Co

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